Exhibit 99.1

Gentherm Reports 2017 Third Quarter Results

Soft Quarter in Revenue and Margins but Fourth Quarter Appears Stronger

NORTHVILLE, Mich., October 26, 2017 /PRNewswire/ -- Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the third quarter ended September 30, 2017.

Key takeaways from third quarter operating results

•

Consolidated third quarter revenue growth, slightly over 1%, was the slowest rate for the year due to automotive production cuts, a continued shift in CCS programs to the lower priced Heated and Ventilated version on some programs and a $2.0 million special rebate to a customer.  Automotive production in North America, our most important market, was lower by nearly 10% during the third quarter 2017 as compared with the same period in 2016.

•

Revenue growth of 2% in the industrial segment did less to offset the slow automotive segment growth rate, unlike the first and second quarters of 2017 when the industrial segment grew by over 30%.  Lower GPT revenue related to the timing of large program shipments is expected to be offset by higher fourth quarter revenue.

•	Fourth quarter revenue forecast of $245 to $250 million is expected to bring the 2017 full-year growth rate to 6.1% - 6.6% over the prior year.
•

Gross margin and gross margin percentage was lower due to operational and non-recurring impacts, including the special rebate, unfavorable product mix and continued cost overruns in the CSZ custom environmental test chamber business.

•	Higher selling, general and administrative expenses include $2.5 million in CEO transition costs.
•	Continued Euro strength resulted in significant unrealized foreign currency loss of $6.0 million, mainly due to US Dollar cash held in Europe.
•	Effective tax rate was lower due to favorable impact of the research and development tax credit.
•	163,000 common shares were repurchased during the quarter.

“The third quarter revenue was a disappointment.  Production shut-downs at our automotive customers, a slower revenue ramp-up from our medical direct sales force initiative and the deferral of a large GPT product shipment to the fourth quarter all weighed heavily on our short-term revenue growth; however, an improved automotive production outlook and a tail wind from the GPT revenue deferral should lead to a stronger fourth quarter.” said President and CEO Daniel R. Coker.  “Lower gross and operating margins included several special expenses, some of which are not expected to recur.” Coker added.

Coker continued, “We are proceeding with a robust level of investment in new and improved products, advanced technologies and updates in our business applications.  During the third quarter, however, higher net research and development spending was offset with higher customer and government sponsored reimbursements.  We are set to launch our advanced thermoelectric based Battery Thermal Management (“BTM”) solution during the fourth quarter representing the first of these exciting new products.  The advanced BTM revenue will significantly accelerate an already growing product category.”

Third Quarter 2017 Financial Review

Product revenues for the third quarter 2017 increased by $3.2 million, or 1.4% to $235.9 million.  This included an increase in the automotive segment totaling $2.8 million, or 1.3%, to $215.2 million, and an increase in the industrial segment of $422,000, or 2.0%, to $20.7 million.  The increase in the automotive segment occurred despite lower automotive production volumes and a special rebate of $2.0 million.  Similar to the second quarter of 2017, our automotive OEM customers cut production on several vehicle programs through one-time plant shut-downs intended to adjust vehicle inventories.  These shut-downs impacted our CCS programs disproportionately. CCS revenues were also reduced as a result of certain vehicle programs changing technologies from the higher priced active cooling seat application to heated and ventilated seat technology.  Most of our other automotive products had higher revenue despite the weak production volumes.  Steering wheel heaters were particularly strong, growing $3.6 million, or 28%, to $16.4 million.  Seat heaters increased by $3.3 million, or 4.4% to $77.8 million.  Product revenues from GPT, included in the industrial segment, totaled $4.5 million which represented a decrease of $620,000, or 12%.  This decrease, which was even higher when compared to the GPT revenue totaling $7.5 million during the 2017 second quarter, was mainly due to the deferral of a large customer project totaling $4.0 million that has already shipped during the fourth quarter.  Revenue for CSZ totaling $16.2 million, which increased $1.0 million, or 6.9%, offset the lower GPT revenue but was lower than the $20.1 million in revenue during the second quarter of 2017.  This sequentially lower revenue totaling $3.9 million, or 19%, was partly due to $2.8 million in lower environmental chamber revenue and partly due to lower medical product sales of $1.1 million.   The chamber sales were impacted by lower shipments of large custom chambers while the lower medical product revenues were due to lower sales of the blood heater cooler product that was higher during recent quarters due to regulatory issues affecting a competitor’s product.

The special automotive customer rebate is a one-time lump-sum discount that reflects improved productivity gains that we expect to achieve through higher volume from new program awards.

The gross margin percentage decreased to 29.8%, during the third quarter, compared to 33.0% during the prior year third quarter mainly as a result of adjustments to our inventory reserves, the impact of the special rebate, higher production expenses and product mix changes.  The unfavorable inventory adjustments totaled $2.3 million and were mainly comprised of a reserve recorded for inventory held for the heated and cooled mattress product line and is based on a reduced sales outlook.  Increased expenses totaling $1.0 million included overtime and other costs incurred at our Mexico factories, labor expense inflation at our Ukraine factory, and factory launch expenses for the new advanced BTM program in our Macedonia facility.  Other increased expenses include approximately $830,000 in cost overruns in CSZ’s industrial chamber business.  Finally, we had an approximately $2.8 million unfavorable impact from a shift in product mix due to the lower sales of the high margin revenue of GPT and CSZ’s medical products as compared to 2016.

Selling, general and administrative expenses increased by $4.8 million, or 16%, to $34.3 million during the third quarter of 2017.  This increase was partially due to expenses associated with the transition to a new chief executive officer, higher selling costs for CSZ’s medical products business and increased management incentive compensation costs.  On June 28, 2017 we announced the pending retirement of Daniel R. Coker, our CEO, and a related retirement compensation package.  During the 2017 third quarter we recorded expenses totaling $2.5 million, which included accelerated stock compensation amortization and a portion of a cash bonus owed to Mr. Coker upon his retirement.  The amount also includes a signing bonus for Mr. Coker’s successor and fees associated with the recruitment process.  A similar CEO transition expense is expected to be recorded during the 2017 fourth quarter.  CSZ’s selling expenses increased by $1.0 million mainly due to a program of hiring direct sales people for its medical division which began at the end of 2016.  Other increases in selling, general and administrative expenses include business software implementation expenses associated with a new human resource management system and a new product lifecycle management application.

Income tax expense for the third quarter included a $1.0 million benefit related to our research and development tax credit.  Without the tax credit adjustment the effective tax rate, which was 9%, would have been 23%.

During the 2017 third quarter, we incurred a net foreign currency loss of $7.3 million which included a net realized loss of $1.3 million and a net unrealized loss of $6.0 million.  The unrealized loss was primarily the result of holding significant amounts of U.S. Dollar (“USD”) cash at our subsidiaries in Europe and due to certain intercompany relationships between these European subsidiaries and our U.S. based companies.

The table below summarizes many of the significant amounts impacting the operating results for the third quarter 2017 as described above:

	Product Revenue	Gross Margin	Impact on Gross Margin %	Operating Expenses	Earnings Before Income Taxes	EBITDA	Diluted EPS
	(In Millions, except per share data)(1)
Non-routine expenses
Customer rebate	$(2.0)	$(2.0)	-0.6%		$(2.0)	$(2.0)	$(0.04)
Impairment of heat/cool mattress and other inventory reserve adjustments		(2.3)	-1.0%		(2.3)	(2.3)	(0.05)
CEO Transition expenses				(2.5)	(2.5)	(2.5)	(0.05)
Research and development tax credit adjustment							0.03

Operational issues
Unrealized foreign currency loss on cash and intercompany balances					(6.0)	—	(0.13)
Product mix impact on shift of GPT revenue to fourth quarter		(1.0)	-0.4%		(1.0)	(1.0)	(0.02)
CSZ cost over-runs and unfavorable product mix		(1.8)	-0.7%		(1.8)	(1.8)	(0.04)

(1) Unfavorable amounts in brackets.

Our fully diluted earnings per share were $0.18 and $0.55 for the third quarter 2017 and 2016, respectively.  As outlined in the accompanying table below entitled, “Acquisition Transaction Expenses, Purchase Accounting Impacts and Other Effects”, these amounts included certain purchase accounting impacts from acquisitions and the unrealized currency loss.  After adjusting for these impacts and effects, our fully diluted earnings per share would have been $0.36 and $0.61 in 2017 and 2016, respectively.

Total cash as of September 30, 2017 was $147.6 million as compared with total cash of $164.2 million at June 30, 2017.  This decrease was primarily related to $17.5 million in debt repayments and $5.3 million used to repurchase common stock.  The cash combined with $220.7 million in borrowing availability under the Company's credit agreements, provides available liquidity totaling $368.3 million as of September 30, 2017.

Guidance

Stronger fourth quarter revenue is expected to bring the full year growth rate for 2017 to approximately 6-7% over 2016 product revenue.  Our guidance includes the extra quarter of CSZ revenue and assumes a neutral impact from foreign currency translation.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be webcast at 8:00 AM Eastern Time to review these financial results.  The dial-in number for the call is 1-877-407-4018 or, for international callers, 1-201-689-8471.  The live webcast and archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available at approximately 11:00 a.m. ET and will be accessible for two weeks. The replay can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13672687.

Investor Relations Contact
investors@gentherm.com
248-308-1702

About Gentherm

Gentherm (NASDAQ-GS: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, TrueTherm® cupholder and storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Non-automotive products include remote power generation systems, heated and cooled furniture, patient temperature management systems, industrial environmental test chambers and related product testing services and other consumer and industrial temperature control applications. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over thirteen thousand employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events.  The forward-looking statements included in this press release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs.  Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward looking statements. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, additional financing requirements may not be available, new competitors may arise, currency exchange rates may change, and adverse conditions in the industry in which the Company operates may negatively affect its results. The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company's annual report on Form 10-K for the year ended December 31, 2016 and subsequent reports filed with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Product revenues	$235,853	$232,625	$728,498	$681,059
Cost of sales	165,624	155,931	494,704	464,628
Gross margin	70,229	76,694	233,794	216,431
Operating expenses:
Net research and development expenses	19,721	19,745	60,633	54,552
Acquisition transaction expenses	—	22	—	693
Selling, general and administrative expenses	34,331	29,512	96,912	81,533
Total operating expenses	54,052	49,279	157,545	136,778
Operating income	16,177	27,415	76,249	79,653
Interest expense	(1,250)	(660)	(3,633)	(2,287))
Foreign currency (loss) gain	(7,340)	(873)	(21,920)	88
Other income (expense)	(403)	359	6	754
Earnings before income tax	7,184	26,241	50,702	78,208
Income tax expense	630	6,018	10,233	27,646
Net income	$6,554	$20,223	$40,469	$50,562
Basic earnings per share	$0.18	$0.55	$1.10	$1.39
Diluted earnings per share	$0.18	$0.55	$1.10	$1.38
Weighted average number of shares – basic	36,742	36,477	36,713	36,426
Weighted average number of shares – diluted	36,805	36,595	36,831	36,558

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GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY

(Unaudited, in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016(1)	% Diff.	2017	2016(1)	% Diff.
Climate Controlled Seat (CCS)	$93,703	$99,770	-6.1%	$294,564	$303,562	-3.0%
Seat Heaters	77,793	74,506	4.4%	229,242	217,372	5.5%
Steering Wheel Heaters	16,439	12,889	27.5%	45,983	37,001	24.3%
Automotive Cables	23,645	21,265	11.2%	67,329	64,031	5.2%
Battery Thermal Management (BTM) (2)	2,754	1,504	83.1%	7,181	4,785	50.1%
Other Automotive (3)	841	2,435	-65.5%	8,521	7,885	8.0%
Subtotal Automotive	$215,175	$212,369	1.3%	$652,820	$634,636	2.9%
Remote Power Generation (GPT)	4,492	5,112	-12.1%	19,405	14,494	33.9%
Cincinnati Sub-Zero Products (CSZ)	16,186	15,144	6.9%	56,273	31,929	76.2%
Total Company	$235,853	$232,625	1.4%	$728,498	$681,059	7.0%

(1) During First Quarter 2017 we revised our revenue by product analysis to better reflect pricing adjustments and other differences. We have revised prior year revenue by product amounts to reflect this change.

(2)Battery Thermal Management or BTM product revenues currently includes Gentherm’s automotive grade, low cost, heat resistant fans and blowers used by customers for battery cooling through ventilation.  The advanced TED based active cool system is scheduled to begin serial production during the 2017 fourth quarter.

(3) Includes $2.0 million rebate to customer during 2017.

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GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income	$6,554	$20,223	$40,469	$50,562
Add Back:
Income tax expense	630	6,018	10,233	27,646
Interest expense	1,250	660	3,633	2,287)
Depreciation and amortization	11,399	10,129	32,447	27,599
Adjustments:
Acquisition transaction expense	—	22	—	693
Unrealized currency loss (gain)	6,039	24	19,425	189
Adjusted EBITDA	$25,872	$37,076	$106,207	$108,976

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Future Full Year Periods (estimated)
	2017	2016	2017	2016	2017	2018	2019	2020	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$—	$22	$—	$693	$—	$—	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	2,057	1,964	5,883	5,696	8,272	8,272	6,094	4,788	16,851
Technology amortization	937	891	2,151	2,541	2,827	1,335	769	769	1,538
Product development costs amortization	―	42	―	42	―	―	―	―	―
Trade name amortization	46	44	131	130	138	―	―	―	―
Inventory fair value adjustment	―	―	―	3,973	―	―	―	―	―
Other effects
Unrealized currency loss	6,039	24	19,422	189	―	―	―	―	―
Total acquisition transaction expenses, purchase accounting impacts and other effects	$9,079	$2,987	$27,587	$13,264	$11,237	$9,607	$6,863	$5,557	$18,389
Tax effect of above	(2,374)	(743)	(7,250)	(3,821)	(2,795)	(2,415)	(1,779)	(1,477)	(5,504)
North America reorganization withholding tax (1)	―	―	―	9,600	―	―	―	―	―
Net income effect	$6,705	$2,244	$20,337	$19,043	$8,442	$7,192	$5,084	$4,080	$12,885

Earnings per share - difference
Basic	$0.18	$0.06	$1.10	$0.52
Diluted	$0.18	$0.06	$1.10	$0.52

(1) During the first quarter of 2016, we completed a legal reorganization in North America by shifting certain operations located in Canada to other subsidiaries.  Related to the reorganization we declared intercompany dividends and incurred $9.6 million in withholding taxes payable to the Canadian Revenue Agency.

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$147,626	$177,187
Accounts receivable, less allowance of $1,082 and $1,391, respectively	182,236	170,084
Inventory:
Raw materials	59,399	60,525
Work in process	19,382	13,261
Finished goods	34,604	31,288
Inventory, net	113,385	105,074
Derivative financial instruments	1,542	18
Prepaid expenses and other assets	37,034	32,000
Total current assets	481,823	484,363
Property and equipment, net	190,825	172,052
Goodwill	54,287	51,735
Other intangible assets, net	52,520	57,557
Deferred financing costs	1,008	1,221
Deferred income tax assets	44,564	35,299
Other non-current assets	37,561	40,803
Total assets	$862,588	$843,030
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$80,322	$84,511
Accrued liabilities	65,519	105,625
Current maturities of long-term debt	3,445	2,092
Derivative financial instruments	—	1,395
Total current liabilities	149,286	193,623
Pension benefit obligation	8,170	7,419
Other liabilities	5,207	4,092
Long-term debt, less current maturities	142,446	169,433
Deferred income tax liabilities	6,674	8,058
Total liabilities	311,783	382,625
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 36,677,528 and 36,534,464 issued and outstanding at September 30, 2017 and December 31, 2016, respectively	262,935	262,251
Paid-in capital	14,206	10,323
Accumulated other comprehensive loss	(25,223)	(69,091)
Accumulated earnings	298,887	256,922
Total shareholders’ equity	550,805	460,405
Total liabilities and shareholders’ equity	$862,588	$843,030

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GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Operating Activities:
Net income	$40,469	$50,562
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	32,663	27,724
Deferred income taxes	(9,059)	(1,933)
Stock compensation	8,559	6,856
Defined benefit plan expense	96	151
Provision of doubtful accounts	(353)	385
Loss on sale of property and equipment	868	291
Changes in operating assets and liabilities:
Accounts receivable	(5,581)	(22,835)
Inventory	(4,407)	(5,647)
Prepaid expenses and other assets	(555)	2,826
Accounts payable	(7,433)	6,508
Accrued liabilities	(39,896)	6,123
Net cash provided by operating activities	15,371	71,011
Investing Activities:
Proceeds from the sale of property and equipment	41	45
Acquisition of subsidiary, net of cash acquired	(2,000)	(73,593)
Purchases of property and equipment	(37,181)	(50,742)
Net cash used in investing activities	(39,140)	(124,290)
Financing Activities:
Borrowing of debt	—	75,000
Repayments of debt	(25,906)	(32,368)
Excess tax expense from equity awards	—	(277)
Cash paid for financing costs	—	(650)
Cash paid for the cancellation of restricted stock	(1,100)	(1,196)
Cash paid for the repurchase of Common Stock	(5,326)	—
Proceeds from the exercise of Common Stock options	2,434	1,038
Net cash (used in) provided by financing activities	(29,898)	41,547
Foreign currency effect	24,106	66
Net decrease in cash and cash equivalents	(29,561)	(11,666)
Cash and cash equivalents at beginning of period	177,187	144,479
Cash and cash equivalents at end of period	$147,626	$132,813
Supplemental disclosure of cash flow information:
Cash paid for taxes	$67,160	$18,183
Cash paid for interest	$3,171	$1,963
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$3,873	$3,507

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